UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 10, 2010 (July 10, 2010)

THE BEARD COMPANY
(Exact name of registrant as specified in its charter)

Oklahoma	001-12396	73-0970298
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Harvey Parkway
301 N.W. 63rd Street, Suite 400
Oklahoma City, Oklahoma  73116
(Address of principal executive offices)

(405) 842-2333
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 10, 2010, The Beard Company, an Oklahoma corporation (“Beard”) and its wholly owned subsidiary, Beard Oil Company, a Delaware corporation (“BOC”), Subsurface Minerals Group, LLC (“SMG”) and certain other working interest owners in the Dilworth Field entered into an engagement agreement (the “Engagement Agreement”) with GT Financial, Inc., a Florida corporation (“GTF”), pursuant to which BOC engaged GTF to assist BOC in raising funds to develop and construct a bromine plant to produce elemental bromine from the Dilworth Field (the “Project”).

The total estimated funding requirement for the Project is $18,500,000.  Pursuant to the terms of the Engagement Agreement, GTF will underwrite the Project, provide financing and capitalization consulting services to BOC regarding the Project, prepare a complete development and operational pro forma for the Project, draft an initial private placement memorandum for the Project (which will be reviewed and finalized by SMG and by BOC’s counsel) and attract debt and/or equity participants in the Project (the “GTF Services”).  The Engagement Agreement is an exclusive agreement and pursuant to its terms, GTF will act as the sole or exclusive agent that will interface with BOC and SMG with respect to the Project for a period of 12 months.

As compensation for providing the GTF Services, GTF shall be paid an engagement fee of $50,000, of which $25,000 is payable upon execution of the Engagement Agreement and the remaining $25,000 is payable upon funding the Project.  Additionally, GTF shall receive compensation of $100 plus a fee equal to the following based on the value of the economic contribution by either a lender or investor to the capital structure of the Project:

•	For equity, including mezzanine loans, bridge loans, and grants, the fee is 2.00% of the capital received; and
•	For debt, the fee is 1.00% of the capital received.

GTF will not be paid any fees with respect to any cash contributions made by the existing Dilworth Field working interest owners.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed with this Form 8-K and are identified by the numbers indicated.

Exhibit No.	Description

10.24
Engagement Agreement dated July 10, 2010 between Beard Oil Company, Subsurface Minerals Group, LLC, the additional Dilworth Field working interest owners that execute the Agreement and GT Financial, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BEARD COMPANY

July 15, 2010	/s/ Herb Mee, Jr.
Herb Mee, Jr., President